Exhibit 10.1
SUPPORT AGREEMENT
February 19, 2007
Vulcan Materials Company
1200 Urban Center Drive
Birmingham, Alabama 35242
Attention: Donald M. James
Chairman and CEO
Ladies and Gentlemen:
     The undersigned (the “Shareholders,” and each a “Shareholder”) understand that Vulcan Materials Company, a New Jersey corporation (“Vulcan”), and Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, the Florida Rock Merger, in which each share of common stock, par value $0.10 per share, of Florida Rock (the “Florida Rock Common Stock”) (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, at the election of the holder thereof and subject to proration in accordance with the Merger Agreement, the Cash Consideration or the Stock Consideration. Capitalized terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.
     Each Shareholder in its capacity as such, is entering into this letter agreement in consideration of, and as a condition to, Vulcan’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.
     Each Shareholder confirms its agreement with Vulcan as follows:
     1. Each Shareholder represents, warrants and agrees that (a) the total number of shares of Florida Rock Common Stock owned, directly or indirectly, beneficially and of record by the Shareholders, other than the Anne D. Baker Living Trust, in the aggregate is approximately 15.5 million (b) such Shareholder is, directly or indirectly, the record and beneficial owner of the Specified Shares (as defined below), with sole or shared with a person or entity that is also a party hereto, voting and dispositive power over such Specified Shares, (b) except as set forth on Schedule II, the Specified Shares are owned by such Shareholder free and clear of all Liens and (C) such Shareholder has the power to vote all Specified Shares in the manner contemplated herein and that there have been no proxies heretofore given in respect of any or all of the Specified Shares or if given, have heretofore been revoked. “Specified Shares” means the number of shares of Florida Rock Common Stock designated as such on Schedule I hereto; provided that if the number of shares designated as Specified Shares on Schedule I hereto would in the aggregate equal 10% or more of the outstanding voting stock of

Florida Rock, then Schedule I shall be adjusted so that the number of shares designated as Specified Shares thereon would in the aggregate equal the greatest number that represents less than or equal to 9.9% of the outstanding voting stock of Florida Rock; provided, further, that to the extent any of the Specified Shares are forfeited pursuant to any Lien, Baker Holdings L.P., at Vulcan’s request, shall increase the number of its Specified Shares in an amount equal to the number of shares so forfeited.
     2. Each Shareholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Specified Shares or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy)other than: (a) pursuant to the Mergers, (b) foreclosures pursuant to pledges or encumbrances described on Schedule I or (c) with the prior written consent of Vulcan, or (d) as set forth on Schedule II. If so requested by Vulcan, each Shareholder agrees that any certificates representing Specified Shares shall bear a legend stating that they are subject to this letter agreement.
     3. At every meeting of the shareholders of Florida Rock, called, and at every postponement or adjournment thereof, each Shareholder irrevocably agrees to vote the Specified Shares entitled to be voted thereat or to cause any such Specified Shares to be voted: (i) in favor of approval of the Merger Agreement, and (ii) against (A) any proposal made in opposition to approval of the Merger Agreement or in competition or inconsistent with the Mergers or any other transaction contemplated by the Merger Agreement, (B) any Acquisition Proposal, (C) any change in the management or board of directors of Florida Rock (other than in connection with the transactions contemplated by the Merger Agreement), (D) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Florida Rock under the Merger Agreement or of such Shareholder under this letter agreement and (E) any other action or proposal involving Florida Rock that could reasonably be expected to prevent, impede, interfere with, delay, postpone or adversely affect the Mergers. The obligations of each Shareholder specified in this paragraph 3 shall apply whether or not (x) the Board of Directors of Florida Rock shall have effected a Change in Florida Rock Recommendation, or (y) Florida Rock breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.
     4. Each Shareholder agrees to make Stock Elections with respect to the number of Specified Shares set forth on Schedule I hereto.
     5. Each Shareholder represents and warrants that there is, as of the date hereof, and as of the Closing Date there will be, no binding commitment or present plan or intention to sell, exchange or otherwise dispose of any of the Holdco Common Stock that such Shareholder will receive pursuant to or in connection with the Florida Rock Merger.
     6. Each Shareholder represents and warrants that (a) it has all necessary power and authority to enter into this letter agreement; (b) this letter agreement has been duly authorized, executed and delivered by such Shareholder and is enforceable against such Shareholder in accordance with its terms; and (c) neither the execution or delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate any provisions of any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Entity or any order, injunction, decree or judgment applicable to such Shareholder or any contract, agreement or other commitment to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets (including such Shares and Derivative Securities) is bound, other than such violations of contracts, agreements or commitments as would not prevent, impede or delay the performance by such Shareholder of its obligations hereunder or impose any liability or obligation on the Company or any Subsidiaries or Affiliates thereof.
     7. This letter agreement shall terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time; provided, that termination shall not prevent any party from seeking remedies against any other party hereto for breach of this letter agreement.
     8. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws. This letter agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.
     9. Each Shareholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause Vulcan to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Shareholder agrees that in the event of any such breach, Vulcan shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.
     10. The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by Vulcan and Florida Rock.
     11. Each Shareholder agrees that this letter agreement and the obligations hereunder shall attach to the Specified Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Specified Shares shall pass, whether by operation of law or otherwise. Each Shareholder understands and acknowledges that Vulcan is entering into the Merger Agreement in reliance upon the execution and delivery of this letter agreement by such Shareholder.
     12. No Shareholder makes any agreement or understanding herein in such Shareholder’s capacity as a director or officer of Florida Rock. Each Shareholder executes this letter agreement solely in such Shareholder’s capacity as a record and beneficial owner of Shares and nothing herein will limit or affect any actions taken by any Shareholder or any designee of a Shareholder in such Shareholder’s capacity as an officer or director of Florida Rock or any of its Subsidiaries. Notwithstanding anything to the contrary contained herein, the obligations of each Shareholder specified in this Agreement shall apply whether or not (x) the Board of Directors of Florida Rock shall have effected a Change in Florida Rock Recommendation, or (y) Florida Rock breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.
[SIGNATURE PAGES FOLLOW]

     Please confirm that the foregoing correctly states the understanding between us and you by signing and returning to us a counterpart hereof.

Very truly yours,

BAKER HOLDINGS, L.P.,

by:BAKER INVESTMENT HOLDINGS, INC., as general partner

by:	/s/ John D. Baker, II

John D. Baker, II, President

EDWARD L. BAKER LIVING TRUST

by:	/s/ Edward L. Baker

Edward L. Baker, as trustee

EDWARD L. BAKER

by:	/s/ Edward L. Baker

Edward L. Baker

JOHN D. BAKER II LIVING TRUST

by:	/s/ John D. Baker, II

John D. Baker II, as trustee

ANNE D. BAKER LIVING TRUST

by:	/s/ Anne D. Baker

Anne D. Baker, as trustee

Confirmed as of the date
first above written:
VULCAN MATERIALS COMPANY

By:	/s/ Donald M. James

Name: Donald M. James
Title: Chairman and Chief Executive Officer

SCHEDULE I

		Stock Election
Shareholder Name	Specified Shares	Shares
1. Baker Holdings, L.P.	2,855,838	2,855,838

2. Edward L. Baker

a. Edward L. Baker Living Trust—Trustee	326,354	188,644

b. Edward L. Baker	50,934	0

3. John D. Baker II

a. John D. Baker II Living Trust —Trustee	2,725,181	1,362,591

4. Anne Baker

a. Anne D. Baker Living Trust	517,657	258,829

Total	6,475,964	4,665,902
*     Redacted